EXHIBIT 21

LIST OF SUBSIDIARIES

Unless otherwise noted, all of the entities listed below are subsidiaries of K•Swiss Inc.

1.           K•Swiss Pacific Inc., a Massachusetts corporation.

2.           K•Swiss International Ltd., a Bermuda corporation.

3.           KS UK Ltd., a United Kingdom corporation.

4.           K•Swiss Europe B.V., a Dutch corporation.

5.           K•Swiss S.A. de C.V., a Mexico corporation.

6.           K•Swiss Direct Inc., a California corporation.

7.           K•Swiss Sales Corp., a Delaware corporation.

8.           K•Swiss NS Inc., a Delaware corporation.

9.           K•Swiss Canada Corp., a Nova Scotia corporation.

10.         1166789 Ontario Inc., an Ontario, Canada corporation.

11.         K•Swiss Germany GmbH, a Germany corporation.

12.         K•Swiss S.r.l., an Italy corporation.

13.         K•Swiss Singapore Private Ltd., a Singapore corporation.

14.         K•Swiss Retail Ltd., a United Kingdom corporation.

15.         K•Swiss Iberia S.L., a Spain corporation.

16.         Royal Elastics LLC, a Delaware limited liability company.

17.         Royal Elastics Inc., a California corporation.

18.         ARFI SAS, a France corporation.

19.         Palladium SAS, a France corporation.

20.         K•Swiss International Manufacturing Ltd., a Bermuda corporation.

21.         K•Swiss (Hong Kong) Ltd., a Bermuda corporation.

22.         K•Swiss Japan GK, a Japan corporation.

23.         K•Swiss International Manufacturing Ltd., a Hong Kong corporation.

24.         K•Swiss Technical Consulting (Dongguan) Company Ltd., a China corporation.